Registration No. 333-84044

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ABN AMRO HOLDING N.V.
(Exact name of registrant as specified in its charter)

The Netherlands	Not Applicable

(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

Gustav Mahlerlaan 10
1082 PP Amsterdam
The Netherlands

(Address of principal executive offices)

ABN AMRO Key
Employee Equity Programme
with Co-Investment Plan

(Full title of the plans)

M.W.H. Collot D'Escury, Esq. ABN AMRO Bank N.V. Senior Vice President and Senior Legal Advisor Gustav Mahlerlaan 10 1082 PP Amsterdam The Netherlands (0113120) 629-2307	ABN AMRO Inc. Chief Legal Officer 55 East 52nd Street New York, NY 10055 (212) 409-1000

(Name, address and telephone number, including area code, of agents for service)

Copy to: Martin H. Neidell, Esq.
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038-4928
(212) 806-5836

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee

Units (1)	$200,000,000	100%	$200,000,000	$23,540

(1)	Units may be issued pursuant to the ABN AMRO Key Employee Equity Programme. Also includes ordinary shares in which the Units are notionally invested. Units have been expressed in terms of dollars.
(2)	Estimated solely for purposes of determining the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note:	The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Act. These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act. See Rule 428(a)(1) under the Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

          The following documents heretofore filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

           (a)      The Annual Report on Form 20-F of Registrant and ABN AMRO Bank N.V. (File No. 1-14624 and File No. 333-49198, respectively) for the fiscal year ended December 31, 2004, filed with the Commission on March 29, 2005.

           (b)      The Forms 6-K of Registrant, filed with the Commission on March 30, 2005, April 7, 2005, April 14, 2005, April 15, 2005, April 21, 2005, April 28, 2005, April 29, 2005, May 9, 2005, May 12, 2005, May 19, 2005, May 27, 2005, June 8, 2005, June 13, 2005, June 17, 2005, June 28, 2005, June 30, 2005, July 1, 2005, July 8, 2005, July 18, 2005, July 21, 2005, July 29, 2005, August 2, 2005, August 5, 2005, August 11, 2005, August 19, 2005, August 31, 2005, September 7, 2005, September 12, 2005, September 16, 2005, September 26, 2005, October 3, 2005, October 5, 2005, October 7, 2005, October 14, 2005 and October 24, 2005.

           (c)      The description of Registrant's Ordinary Shares contained in its Registration Statement on Form 8-A, Registration No. 1-14624, filed with the Commission on May 7, 1997.

          All documents filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

           (a)      KEEP. Under the ABN AMRO Key Employee Equity Programme with Co-investment Plan (the "KEEP"), at the discretion of the WCS Executive Committee ("Committee") eligible employees are awarded units which are credited to a notional account in their names under the KEEP in conjunction with a mandatory deferral of a percentage of their annual bonuses. Fifty percent (50%) of the amount deferred is notionally invested in ordinary shares of the common stock of ABN AMRO Holding N. V ("Shares"). The participant directs the notional investment of the remaining fifty percent (50%) of the amount deferred between (i) additional Shares, (ii) selected mutual funds designated by the Committee for this purpose and/or (iii) in accordance with the terms of a co-investment plan (the "Co-Investment Plan") consisting of private equity funds designated by the Committee for this purpose. Amounts credited to the Co-Investment Plan are notionally invested on a leveraged basis; the leverage ratio for the Co-Investment is determined annually by the Committee. Units vest in accordance with a schedule in the KEEP. Payment with respect to any unit notionally credited to a participant's account is made upon or after vesting, except that units invested in the Co-Investment Plan are paid upon vesting or at such later dates as are determined in accordance with the terms of the Co-Investment Plan.

          The Committee reserves the right to amend or terminate the KEEP at any time, except that no amendment or termination shall adversely affect the vested rights of the participant to receive benefits under the KEEP in accordance with its terms prior to amendment or termination.

           (b)      Provisions Applicable to KEEP. The obligations under the KEEP are unsecured general obligations of each participant's employer to pay the unit values in accordance with the terms of the KEEP, and will rank pari passu with other unsecured and unsubordinated indebtedness of each such company from time to time outstanding.

          The units awarded under the KEEP are not convertible into another security of the Registrant or AAI. The obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed having the authority to take action with respect to the obligations and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any request for consents, waivers or amendments pertaining to the obligations, enforcing covenants and taking action upon default.

Item 5. Interests of Named Experts and Counsel.

           Not applicable.

Item 6. Indemnification of Directors and Officers.

          The Articles of Association of Registrant contain no provisions under which any member of the Supervisory Board or the Managing Board or any officer is indemnified in any manner against any liability which he or she may incur in the capacity as such. However, the Articles of Association of Registrant provide that the annual accounts shall be adopted at the shareholders meeting and that the shareholders meeting shall make all decisions regarding the discharge of the members of Registrant’s Managing Board and Supervisory Board in respect of their management and supervision respectively. Under Dutch law, this discharge is not absolute and would not be effective as to any matters not disclosed to Registrant's shareholders. Furthermore, this discharge may not set aside general rules regarding liability of the members of the Managing Board with regard to the proper fulfillment of their task.

          Certain officers and members of the Supervisory Board and the Managing Board of Registrant are, to a limited extent, insured under an insurance policy against damages resulting from their conduct when acting in their capacities as such.

Item 7. Exemption from Registration Claimed.

           Not applicable.

Item 8. Exhibits.

Exhibit
Number

23(c) 24	- -	Consent of Ernst & Young. Power of Attorney (included on signature page)

Item 9. Undertakings.

          The undersigned Registrant hereby undertakes:

           (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

           (2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (4)      If the Registrant is a foreign private issuer, to file a post-effective amendment to the Registration Statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant, ABN AMRO Holding N.V., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amsterdam, The Netherlands, on the 27th day of October, 2005.

ABN AMRO HOLDING N.V. (Registrant) By: /s/ R.W.J. Groenink Name: R.W.J. Groenink Title: Chairman of the Managing Board By: /s/ T. de Swaan Name: T. de Swaan Title: Member of the Managing Board

POWER OF ATTORNEY

           Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Simon Rogers, Oscar Strugstad, Cheryl Avery, Debra Simon, Robert Church, Jr., Marisa Parrino, and each of them acting individually, with full power of substitution to file one or more amendments, including Post-Effective Amendments, to this Registration Statement, which Amendments may make such changes as any of them deems appropriate, and each person whose signature appears below, individually and in each capacity stated below, hereby appoints such persons, and each of them acting individually, with full power of substitution, as Attorney-in-Fact to execute his name and on his behalf to file any such Amendments to this Registration Statement.

Signature                                     Title
---------                                     -----

/s/  R.W.J. Groenink                          Chairman of the Managing Board
--------------------------                    (Principal Executive Officer)
R.W.J. Groenink

/s/  T. de Swaan                              Member of the Managing Board (Principal
--------------------------                    Financial Officer)
T. de Swaan

/s/  G. Zeilmaker                             (Principal Accounting Officer)
--------------------------
G. Zeilmaker

/s/  W.G. Jiskoot                             Member of the Managing Board
--------------------------
W.G. Jiskoot

--------------------------                    Member of the Managing Board
J.Ch.L. Kuiper

--------------------------                    Member of the Managing Board
C.H.A. Collee

--------------------------                    Member of the Managing Board
H.Y. Scott-Barrett

           Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of ABN AMRO Holding N.V., has signed this Form S-8 in New York, New York on October 27, 2005.

By: /s/ Jon Feigelson Name: Jon Feigelson as the duly authorized representative of ABN AMRO Holding N.V. in the United States

EXHIBIT INDEX

Exhibit Number 23(c) - 24 -	Description Consent of Ernst & Young. Power of Attorney (included on signature page)	Page Number